Exhibit 99(b)

               MAYTAG ANNOUNCES IN-HOME INSPECTION;
                WILL VOLUNTARILY REPLACE COMPONENT

(Newton, Iowa. Oct. 17, 1995)--Maytag Corporation announced today it will voluntarily conduct an in-home product inspection program to eliminate a potential problem with a small electrical component on Maytag brand dishwashers manufactured between March 28, 1994, and January 31, 1995. The in-home inspection program will focus on 231,000 units out of 553,000 manufactured during the time period. The U.S. Consumer Product Safety Commission has been notified.
     The potential problem involves a small electrical component in the base of the appliance, which, under unusual circumstances, could malfunction and render the unit inoperable. Approximately 140 failures have been reported. The likelihood of a malfunction occurring has been highest within the first eight months after the dishwasher's installation.
     In an extreme situation, a potential fire hazard could result from the malfunction. One fire involving minor property damage has been verified.
     Products manufactured after January 31, 1995, utilize a modified design and material so that the electrical component no longer presents a potential problem.
     "Our first concern is customer safety and reassuring customers of the integrity of our products," explained Maytag President Richard J. Haines. "During routine monitoring by
Maytag Customer Service, we learned that a small number of units had malfunctioned. We evaluated the situation closely and concluded that, in a very few cases, a component failure could pose a safety hazard. Consequently, we will inspect the product and replace the component, all at no cost to our customers.


     "In our best judgment, consumers can continue to use their dishwashers prior to the inspection, but should do so only when at home and when able to attend to the appliance. However, if there is concern on the consumer's part, we would recommend the product not be used until it is inspected."
     Owners of the products to be inspected will be identified and notified by Maytag Customer Service through returned warranty cards and through retail dealers' records.
     "We are confident we can notify directly the majority of our customers through the warranty card information we have on hand," Haines said. "And we will begin notifying customers this week."
     The inspection program will focus on dishwashers in use eight months or less and carrying serial numbers ending in one of the following pairs of letters: KF, KH, KK, KM, KQ, KS, KU, KW, KY, KZ, or MB. Customers who have owned their dishwashers for eight months or less and whose dishwashers carry a serial number ending in these numbers may contact Maytag Customer Service at 1-800-462-9267. NOTE: If the serial number DOES NOT end in these letters, the product is not involved in the inspection program. (Serial numbers on Maytag dishwashers are found by opening the door and looking on the upper left portion of the tub, just below the countertop.)
     Haines concluded: "Although the likelihood of a component failure is small, we believe the inspection program being undertaken by Maytag is another expression of our commitment to dependability."

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Media contact:  Tom Schwartz at Maytag 515-791-6342